Ex-99.1 a)

                         Independent Auditors Report

To Cendant Mortgage Corporation:

We have examined managements assertion about Cendant Mortgage Corporations compliance with the minimum servicing standards identified in the Mortgage
 Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2003 included in the accompanying management assertion. Management is responsible for Cendant Mortgage Corporations compliance with those minimum servicing standards. Our responsibility is to express an opinion on managements assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Cendant Mortgage Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Cendant Mortgage Corporations compliance with the minimum servicing standards.

In our opinion, managements assertion that Cendant Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.


/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Parsippany, NJ
February 23, 2004